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                                  EXHIBIT 10.1

Amendment No. 1 to Research and Development Agreement by and between Monsanto Company and Ecogen Inc. dated May 22, 1997.


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                               AMENDMENT NO. 1 TO
                       RESEARCH AND DEVELOPMENT AGREEMENT


     This Amendment No. 1 to Research and Development Agreement ("Amendment") is made as of May 22, 1997 by and between Monsanto Company, a Delaware corporation, with its general offices at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 ("Monsanto"), and Ecogen Inc., a Delaware corporation having its principal office at 2005 Cabot Boulevard West, Langhorne, PA 19047 ("Ecogen").


                                   WITNESSETH


     WHEREAS, Monsanto and Ecogen are parties to that certain Research and Development Agreement dated as of January 24, 1996 (the "Original Agreement"); and

     WHEREAS, Monsanto and Ecogen wish to amend the Original Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, Monsanto and Ecogen agree as follows:

     1. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the Original Agreement.

     2. On the date hereof, Monsanto is transferring to Ecogen, as an advance payment, $1,424,000 of the funds scheduled to be disbursed by Monsanto to Ecogen under the Research Budget during the third and fourth quarters of the Budget Year currently in effect. Monsanto further agrees that if Monsanto shall elect, in its sole discretion, but consistent with the Research Plan as determined by the Supervisory Committee, to increase the aggregate amount of funds scheduled to be disbursed by Monsanto to Ecogen under the Research Budget during the Budget Year currently in effect, then Monsanto shall disburse such funds to Ecogen within ten days following notification by Monsanto to Ecogen of such election.


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     3. Section 3.5 of the Original Agreement is hereby amended to insert the phrase "and other than a termination of this Agreement by Monsanto pursuant to
Section 5.7 following a Change of Control (as hereinafter defined) of Ecogen" immediately after the words "Section 5.3" appearing therein.

     4. A new Section 5.7 is added to the Original Agreement to read as follows:

5.7 Termination of Agreement upon Change of Control. Notwithstanding anything contained in this Agreement to the contrary, Monsanto shall have the right to terminate this Agreement effective upon written notice of such termination from Monsanto at any time following the occurrence of a Change of Control of Ecogen. For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events with respect to Ecogen: (i) there shall be consummated (A) any merger, consolidation or combination involving Ecogen in which Ecogen is not the continuing or surviving corporation, or pursuant to which shares of Ecogen's voting stock would be converted in whole or in part into cash (excluding any such transaction in which only fractional shares are so converted to cash), or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Ecogen, or (ii) any person, company, corporation or other entity shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Ecogen representing 50% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise. The parties hereto agree that a sale, lease, exchange or transfer of all or substantially all of the Intellectual Property Rights of Ecogen shall constitute a sale, lease, exchange or transfer (as the case may be) of all or substantially all of the assets of Ecogen for purposes hereof. The parties hereto further agree that a sale, lease, exchange or transfer of Ecogen assets which does not include all or substantially all of the Intellectual Property Rights of Ecogen shall not constitute a sale, lease, exchange or transfer (as the case may be) of all or substantially all of the assets of Ecogen for purposes hereof, unless after giving effect to such transaction, Ecogen would be unable to pay its debts as they become due, would become insolvent or would cease operations as a going concern.


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     IN WITNESS WHEREOF, each party has caused this Amendment to be executed by its duly authorized representative effective on the date set forth first above.



MONSANTO COMPANY                    ECOGEN INC.



By:/s/ Derek K. Rapp                By:/s/ James P. Reilly, Jr.
   ---------------------------         -------------------------------
   Name:  Derek K. Rapp                Name:  James P. Reilly, Jr.
   Title: Director, Mergers            Title: Chairman and Chief
          and Acquisitions                    Executive Officer


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